Exhibit 10

EXECUTION VERSION

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (“Agreement”) is between Whiting Petroleum Corporation, which in this Agreement is referred to as “Whiting Petroleum” and Bradley J. Holly, who is referred to as “Holly”, and amends the Executive Employment and Severance Agreement dated November 1, 2017 and as amended August 24, 2018 (“Employment Agreement”) in all respects.

1.

Background. Whiting Petroleum and Holly acknowledge that Holly’s employment with Whiting Petroleum is ending effective as of the Effective Date (as defined in Joint Chapter 11 Plan of Reorganization of Whiting Petroleum Corporation and Its Debtor Affiliates [Dkt. No. 711] (the “Plan Effective Date”) (as amended, modified, or supplemented from time to time, the “Joint Plan”)) (such date referred to herein as the “Separation Date”). Both Holly and Whiting Petroleum desire an amicable separation and to fully and finally settle any obligations that may exist between them on the terms set forth in this Agreement. In addition, Whiting Petroleum and Holly desire that Holly continue to provide services to Whiting Petroleum as a special advisor during a one-month transition period (the “Transition Period”) following the Separation Date as set forth on Exhibit A. During the Transition Period, Holly shall reasonably cooperate and reasonably assist in the smooth transition of his duties and responsibilities to the new chief executive officer of Whiting Petroleum (the “New CEO”) as reasonably requested by the New CEO and the board of directors of Whiting Petroleum (the “Board”) and Holly shall use his reasonable best efforts to faithfully and diligently perform such services hereunder, provided that Holly shall not be obligated to expend any funds in connection with such services unless reimbursed by Whiting Petroleum. Holly’s services to Whiting Petroleum during the Transition Period will be at the level set forth on Exhibit A.

2.

Employment Termination. Holly understands that his employment with Whiting Petroleum is ended and his separation from service will be effective as of the Separation Date, based on reasons discussed between Holly and Whiting Petroleum. The Employment Agreement provides for Holly’s receipt of certain separation benefits if he executes this Agreement containing a general release of all claims that is acceptable to Whiting Petroleum.

3.

Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 18), and Holly honoring (and continuing to honor) all of its terms, Whiting Petroleum will provide Holly with the severance pay and benefits in accordance with Section 5.c. of the Employment Agreement; provided, however, that no payment obligation under this Agreement shall arise until the first business day following the Plan Effective Date. Additionally, Whiting Petroleum will provide Holly with accrued benefits consisting of (i) all base salary earned but unpaid for the time period ending with the Effective Date, (ii) reimbursement for any and all monies advanced in connection with Holly’s employment for reasonable and necessary expenses incurred by Holly on behalf of the Whiting Petroleum for the time period ending with the Effective Date in accordance with Whiting Petroleum’s policies and (iii) any benefits to which Holly is entitled on the Effective Date under the terms of any 401(k) plan of Whiting Petroleum. For the avoidance of doubt, Holly understands and agrees that his acceptance of this Agreement mean that Holly will not, under any circumstances, (i) be paid or become entitled to the severance pay and benefits provided under Section 5.d. of the Employment Agreement or any other payment or benefits in connection with a Change of Control (as defined in the Employment Agreement) or (ii) be entitled to any equity or equity-based compensation (or acceleration thereof) in connection with his separation from service or Whiting Petroleum’s restructuring and/or anticipated emergence from chapter 11 pursuant to the Joint Plan (the “Emergence”).

a.

For the further avoidance of doubt, Holly understands that the severance pay and benefits under Section 5.c. of the Employment Agreement includes only the following: (i) a lump sum payment equal to the sum of two times (2x) Holly’s base salary at the rate in effect as of immediately prior to the Separation Date and Holly’s 2020 target annual bonus, payable on the first day of the seventh month following the month in which the Separation Date occurs (equal to $2,526,500), (ii) at the expense of Whiting Petroleum and subject to

1

Holly’s timely election under COBRA, continued coverage of the same or equivalent life insurance, hospitalization, medical, dental, and vision coverage as provided to Holly immediately prior to the Separation Date until the earlier of 18 months after the Separation Date or such time Holly has obtained new employment (the “Benefits Continuation Period”) and (iii) beginning after the expiration of the six-month period following the Separation Date, an amount equal to the aggregate amount of any premiums paid by Holly to maintain a group term life insurance policy providing a benefit in excess of $50,000 during the six-month period following the Separation Date and continuation of coverage of any such policy, at the expense of Whiting Petroleum, for the duration of the Benefits Continuation Period. Holly expressly acknowledges and agrees that he is not entitled to any bonus payment for 2020 or otherwise.

4.

Acknowledgement. Holly understands that the severance pay and benefits identified in paragraph 3 above will not be paid or provided unless he accepts this Agreement, it becomes effective (see paragraph 18), and he honors (and continues to honor) all of its terms, and the continuing obligations set forth in the Employment Agreement, including without limitation, the restrictive covenants set forth in Section 7 of the Employment Agreement (Confidentiality; Non-Competition/Non-Solicitation; and Disclosure and Assignment to the Company of Inventions and Innovations) and the Transition Services. Holly further understands and agrees that his breach of any of his continuing obligations, including without limitation, those described herein, shall result in (a) the cessation of any of the payments and benefits that may be provided pursuant to Section 3 of this Agreement and (b) Holly’s being required to repay the value of any severance payments and benefits to Whiting Petroleum upon ten days’ written request; provided, however, that nothing in this Agreement shall require Holly to repay that certain prepaid variable compensation program award in the amount of $6,397,750 (or any portion thereof) that was paid to him prior to the Separation Date pursuant to the Executive Retention Bonus Agreement dated March 31, 2020 and notwithstanding anything in the Executive Retention Bonus Agreement, Holly shall be entitled to the payments set forth in 3(a) above subject to the terms and conditions of this Agreement,

5.

Release. Holly understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 7, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against Whiting Petroleum, its parent, subsidiaries, and related companies, their insurers, their officers, directors, employees and agents and the Ad Hoc Committee of Noteholders (as defined in the Joint Plan) for any personal monetary relief for himself, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement. Holly understands that this release and waiver of claims includes claims for or relating to: (a) his employment and the termination of his employment; (b) any Whiting Petroleum policy, practice, contract or agreement, including, but not limited, to the Employment Agreement; (c) the Emergence, (d) any tort or personal injury relating to Holly’s employment or termination of employment; (e) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation, including, but not limited, to the Colorado Wage Act, the Colorado Minimum Wage Order No. 30, and all terms for compensation under the Employment Agreement; (f) any laws governing employment discrimination or retaliation including (to the extent applicable), but not limited to, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Older Worker Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the National Labor Relations Act (NLRA), the Colorado Anti-Discrimination Act, C.R.S. 24-34-401 et seq., the City and County of Denver’s Anti-Discrimination Ordinance, and any other applicable state or local laws; (g) any laws or agreements that provide for punitive, exemplary or statutory damages; and (h) any laws or agreements that provide for the payment of attorney fees, costs or expenses.

6.	Future Employment. Holly agrees that he is not now or hereafter entitled to employment or reemployment with Whiting Petroleum.

7.

Claims Not Waived. Holly understands that this Agreement does not waive any claims that he may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by Whiting Petroleum that provides for retirement benefits (however, Holly agrees and acknowledges that the severance pay and benefits provided in paragraph 3 above shall not be considered or included for purposes of any retirement benefit contribution or plan); (c) under any law or any policy or plan currently maintained by Whiting Petroleum that provides health insurance continuation or conversion rights; (d) to indemnity, defense or insurance coverage for acts undertaken by him within the scope and course of his employment pursuant to applicable directors and officers insurance coverage, laws requiring indemnification for such acts, or the bylaws of the Company that require such indemnification; (e) under this Agreement; or (f) that by law cannot be released or waived.

8.

Government Cooperation. Nothing in this Agreement prohibits Holly from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar State agency. Further, Holly understands that nothing in this Agreement (including any obligation in Paragraphs 5 or 9) prohibit him from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.

9.

Prior Confidentiality Agreement(s). Holly agrees and understands that this Agreement does not supersede any obligation to which he was subject under a prior agreement while employed with Whiting Petroleum that addresses confidentiality, noncompetition, patents or copyright. Holly acknowledges that he was, and continues to be, subject to those obligations contained in Section 7, and all subsections to Section 7, of the Employment Agreement, and that he is expressly re-affirming his commitment to those obligations by executing this Agreement, and acknowledging that his failure to abide by such obligations will constitute a material breach of this Agreement.

10.

Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement (or any prior agreement on confidentiality to which Holly may be subject) diminishes or limits any protection granted by law to trade secrets or relieves Holly of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which Holly may be subject) is intended to discourage Holly from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

a.

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which Holly may be subject) shall limit, curtail or diminish the Whiting Petroleum’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.

Relinquishment Of Positions. As of the Separation Date, Holly acknowledges that he has fully and completely relinquished any and all officerships, directorships or other positions that he held with Whiting Petroleum and any of its affiliates, including without limitation, Holly’s position as chairman and member of the Board, chief executive officer of the Whiting Petroleum and any other positions (including, without limitation, as director, officer, manager, member or otherwise) with Whiting Petroleum and any of Whiting Petroleum’s subsidiaries, affiliates, joint ventures and other related entities Holly agrees to execute any documents reasonably required to effectuate the foregoing.

12.

Nonadmission. Holly and Whiting Petroleum both acknowledge and agree that nothing in this Agreement is meant to suggest that Whiting Petroleum has violated any law or contract or that Holly has any claim against Whiting Petroleum.

13.	Voluntary Agreement. Holly acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

14.

Consulting An Attorney. Holly acknowledges that Whiting Petroleum has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement, and that he has been provided an meaningful opportunity for such consultation.

15.	Attorney Fees and Costs.

a.

Holly understands and agrees that if he violates the commitments he has made in this Agreement, Whiting Petroleum may seek to recover any payments and/or the value of any benefits provided in this Agreement, with the exception of One Thousand Dollars ($1,000), and that, except as provided in paragraph 16, he will be responsible for paying the actual attorney fees and costs incurred by Whiting Petroleum in enforcing this Agreement or in defending a claim released by paragraph 5.

b.

Whiting Petroleum shall reimburse Holly in an amount up to Twenty Thousand Dollars ($20,000) of reasonable and documented attorneys’ fees and expenses incurred by Holly in connection with the negotiation of this Agreement with such reimbursement to be made within sixty days after the Separation Agreement.

16.	Exception to Attorney Fees Obligation. The obligation to pay Whiting Petroleum’s attorney fees and costs does not apply to an action by Holly regarding the validity of this Agreement under the ADEA.

17.

Complete Agreement. Holly understands and agrees that this document contains the entire agreement between him and Whiting Petroleum relating to his employment and the termination of his employment, that this Agreement, except as provided in paragraph 9, supersedes and displaces any prior agreements and discussions relating to such matters and that he may not rely on any such prior agreements or discussions.

18.

Effective Date. This Agreement shall not be effective until (a) the Plan Effective Date occurs, (b) the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Joint Plan) is amended to include the Employment Agreement, as amended by this Agreement, and (c) seven (7) days passes after Holly signs this Agreement and returns this Agreement to Whiting Petroleum’s Chief Administrative Officer, General Counsel and Corporate Secretary. During that seven (7)-day period, Holly may revoke his acceptance of this Agreement by delivering to Whiting Petroleum’s Chief Administrative Officer, General Counsel and Corporate Secretary a written statement stating he wishes to revoke this Agreement or not be bound by it.

19.

Final and Binding Effect. Holly understands that if he signs this Agreement, returns it to Whiting Petroleum, and fails to revoke it consistent with paragraph 18, it will have a final and binding effect and that by signing and returning this Agreement (and not revoking it) he may be giving up legal rights. Holly also acknowledges that this Agreement may be signed in counter-parts (meaning by him and Whiting Petroleum separately) and that facsimile, copy or PDF copy signatures shall be treated as just as valid as original signatures.

20.

Exclusive Jurisdiction and Venue. This Agreement is to be governed by and construed under the laws of the United States and of the State of Colorado without resort to Colorado’s choice of law rules. Whiting Petroleum and Holly agree that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Colorado and each specifically waives any and all objections to such jurisdiction and venue.

21.

Future Cooperation. Holly agrees to reasonably cooperate with Whiting Petroleum in the future and to provide to Whiting Petroleum truthful information, testimony or affidavits requested in connection with any matter that arose during Holly’s employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment or business activities that Holly may have at the time of request. Whiting Petroleum agrees to reimburse Holly for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by Whiting Petroleum, including, if applicable, any legal fees and expenses reasonably incurred by Holly if Holly and Whiting Petroleum agree in good faith that Holly should retain counsel independent of the counsel for Whiting Petroleum in order to cooperate as provided hereinabove.

22.

Return of Property. Holly acknowledges an obligation and agrees to return all Whiting Petroleum property, unless otherwise specified in this paragraph. This includes all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, personal digital assistants, cellular telephones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of Whiting Petroleum. In addition, Holly agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to Whiting Petroleum or is maintained by Whiting Petroleum or on company property. Further, Holly acknowledges an obligation and agrees not to destroy, delete or disable any company property, including items, files and materials on computers and laptops.

23.

Nondisparagement. Holly shall not, whether in writing (electronically or otherwise) or orally malign, denigrate or disparage Whiting Petroleum or any of its respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, with respect to any of their respective past or present activities, or otherwise publish, whether in writing (electronically or otherwise) or orally statements that malign, denigrate or disparage any of the aforementioned parties. The Company agrees to instruct its senior officers and directors not to disparage Holly. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on Whiting Petroleum’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to Whiting Petroleum.

24.

Divisibility of Agreement or Modification by Court. Holly understands that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. Holly agrees that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then Holly understands and agrees that such provision shall be considered expunged (eliminated), and he further agrees that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by Holly after the expungement (elimination) of the invalid provision.

25.	Representations. By signing this Agreement, Holly represents that he has read this entire document and understands all of its terms.

26.

21-Day Consideration Period. Holly may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day he received it. If this Agreement is not signed, dated and returned to Whiting Petroleum’s Chief Administrative Officer, General Counsel and Corporate Secretary within twenty-two (22) days, the offer of severance payments and benefits described in paragraph 3 above will no longer be available. Holly acknowledges that should he sign and return this Agreement within the 21-day period identified in this subparagraph, he is knowingly waiving whatever additional time he may have up to the conclusion of the 21-day period for consideration of this Agreement.

27.

Withholding. Whiting Petroleum may withhold from any payments of compensation or benefits made to Holly all applicable taxes, including but not limited to income, employment and social insurance taxes, as required by law. Holly acknowledges and represents that Whiting Petroleum has not provided any tax advice to him in connection with this Agreement and that he has been advised by Whiting Petroleum to seek tax advice from his own tax advisors regarding this Agreement and the payments that may be made to him pursuant to this Agreement, including, specifically, regarding the application of the provisions of Section 409A of the Code.

28.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Holly acknowledges and agrees that all of Holly’s covenants and obligations to Whiting Petroleum, as well as the rights of Whiting Petroleum hereunder, shall run in favor of and shall be enforceable by Whiting Petroleum and any successor or assign to all or substantially all of Whiting Petroleum’s business or assets.    Subject to the conditions precedent set forth herein, Whiting Petroleum hereby acknowledges and agrees that its obligations to Holly under Section 3.a. of this Agreement shall be performed by Whiting Petroleum or any successor or assign to all or substantially all of Whiting Petroleum’s business or assets.

ACCEPTED:

WHITING PETROLEUM CORPORATION

By:	/s/ Bruce R. DeBoer
Name:	Bruce R. DeBoer
Title:	Chief Administrative Officer, General Counsel and Corporate Secretary

ACCEPTED:

/s/ Bradley J. Holly
BRADLEY J. HOLLY

Dated: 8/13/20
Date Agreement was originally given to Holly: 8/13/20

Exhibit A

During the Transition Period, Holly shall assist with the smooth transition of his duties and responsibilities as requested by the New CEO and/or the Board and shall provide strategic or other operating and consulting services upon request. During the Transition Period Holly acknowledges and agrees that he will not be entitled to any additional compensation or payments and he shall serve as a consultant and not as an employee. The consulting services shall not exceed ten (10) hours. During the Transition Period Holly shall not contact any employees, customers, suppliers or vendors of Whiting Petroleum, unless requested to do so by the New CEO or the Board. It is the intent of the parties hereto that the level of services during the Transition Period shall not exceed 19.9% in the aggregate (as compared to services rendered prior to the Transition Period) such that he will experience a “separation of service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, which level is anticipated to be less than 9.9 hours per week. Whiting Petroleum acknowledges and agrees to indemnify Holly to the same level and extent as in effect prior to the Separation Date for actions taken by Holly during the Transition Period in respect of the transition services described herein; provided such actions are taken in good faith and consistent with Holly’s obligations under this Agreement.